                                                                    Exhibit 99.1


                         PART I. FINANCIAL INFORMATION

ITEM 1.  FINANCIAL STATEMENTS

Agrilink Foods, Inc.
Consolidated Statements of Operations, Accumulated
Earnings/(Deficit), and Comprehensive Income/(Loss)
(Dollars in Thousands)
(Unaudited)

                                                                     Successor      |    Predecessor         Predecessor
                                                                 August 19, 2002 -  |   June 30, 2002 -    Three Months Ended
                                                                 September 28, 2002 |  August 18, 2002    September 29, 2001
                                                                 -------------------|  ---------------    ------------------
                                                                                    |
Net sales                                                               $106,445    |      $ 101,664          $ 243,588
Cost of sales                                                            (82,001)   |        (78,116)          (196,967)
                                                                        --------    |      ---------          ---------
Gross profit                                                              24,444    |         23,548             46,621
Selling, administrative, and general expense                             (15,472)   |        (15,434)           (32,592)
Restructuring                                                                  0    |              0             (1,050)
Gain from pension curtailment                                                  0    |              0              2,472
Income from joint venture                                                    263    |            277                248
                                                                        --------    |      ---------          ---------
Operating income before dividing with Pro-Fac                              9,235    |          8,391             15,699
Interest expense                                                          (6,419)   |         (7,747)           (18,787)
                                                                        --------    |      ---------          ---------
Pretax income/(loss) from continuing operations and before                          |
   dividing with Pro-Fac                                                   2,816    |            644             (3,088)
Pro-Fac share of loss                                                          0    |              0              2,256
                                                                        --------    |      ---------          ---------
Pretax income/(loss) from continuing operations                            2,816    |            644               (832)
Tax (provision)/benefit                                                   (1,155)   |           (264)               367
                                                                        --------    |      ---------          ---------
Income/(loss) before discontinued operations                               1,661    |            380               (465)
Discontinued operations (net of a tax benefit of $131 for                           |
   successor, $205 for predecessor, and $627 for prior year)                (186)   |           (295)              (797)
                                                                        --------    |      ---------          ---------
Net income/(loss)                                                          1,475    |             85             (1,262)
Accumulated earnings/(deficit) at beginning of period                          0    |       (126,623)             4,071
                                                                        --------    |      ---------          ---------
Accumulated earnings/(deficit) at end of period                         $  1,475    |      $(126,538)         $   2,809
                                                                        ========    |      =========          =========
                                                                                    |
Net income/(loss)                                                       $  1,475    |      $      85          $  (1,262)
Other comprehensive (loss)/income:                                                  |
   Unrealized loss on hedging activity, net of taxes                        (236)   |              0               (440)
                                                                        --------    |      ---------          ---------
Comprehensive income/(loss)                                             $  1,239    |      $      85          $  (1,702)
                                                                        ========    |      =========          =========
                                                                                    |
Accumulated other comprehensive (loss)/income                                       |
   at beginning of period                                               $      0    |      $    (367)               $45
Unrealized loss on hedging activity, net of taxes                           (236)   |              0               (440)
                                                                        --------    |      ---------          ---------
Accumulated other comprehensive loss at end of period                   $   (236)   |      $    (367)         $    (395)
                                                                        ========    |      =========          =========


The accompanying notes are an integral part of the consolidated financial statements.

Agrilink Foods, Inc.
Consolidated Balance Sheets
(Dollars in Thousands)
(Unaudited)

                                                                                        Successor    |   Predecessor
                                                                                      September 28,  |     June 29,
                                                                                          2002       |      2002
                                                                                     -------------   |   ----------
                                     ASSETS                                                          |
Current assets:                                                                                      |
   Cash and cash equivalents                                                          $    5,164     |   $   14,686
   Accounts receivable trade, net of allowances for doubtful accounts                     73,463     |       68,419
   Accounts receivable, co-pack activity and other                                         9,793     |        7,581
   Inventories, net                                                                      370,190     |      291,745
   Current net investment in CoBank                                                        2,232     |        3,347
   Prepaid manufacturing expense                                                              62     |       19,168
   Prepaid expenses and other current assets                                              15,009     |       18,770
   Due from Pro-Fac Cooperative, Inc.                                                          0     |       11,730
   Current deferred tax asset                                                              3,519     |        2,923
                                                                                      ----------     |   ----------
         Total current assets                                                            479,432     |      438,369
Investment in CoBank                                                                       6,294     |        6,294
Investment in and advances to joint venture                                               17,679     |       14,586
Property, plant and equipment, net                                                       227,394     |      285,834
Assets held for sale at net realizable value                                               5,166     |        8,746
Goodwill                                                                                  24,331     |       56,210
Intangible assets, net                                                                   211,017     |       11,305
Other assets                                                                              33,483     |       22,160
Note receivable due from Pro-Fac Cooperative, Inc.                                             0     |        9,400
Non-current deferred tax asset                                                                 0     |        4,837
                                                                                      ----------     |   ----------
         Total assets                                                                 $1,004,796     |   $  857,741
                                                                                      ==========     |   ==========
                                                                                                     |
                      LIABILITIES AND SHAREHOLDER'S EQUITY                                           |
                                                                                                     |
Current liabilities:                                                                                 |
   Current portion of obligations under capital leases                                $      821     |   $      821
   Current portion of Termination Agreement with Pro-Fac Cooperative, Inc.                 8,693     |            0
   Current portion of long-term debt                                                       6,145     |       14,916
   Accounts payable                                                                       80,938     |       71,198
   Income taxes payable                                                                    1,625     |          879
   Accrued interest                                                                       12,082     |        6,255
   Accrued employee compensation                                                           8,057     |        8,000
   Other accrued expenses                                                                 50,400     |       40,154
   Pro-Fac Cooperative, Inc. growers payable                                              14,153     |            0
                                                                                      ----------     |   ----------
         Total current liabilities                                                       182,914     |      142,223
Obligations under capital leases                                                           2,413     |        2,528
Long-term debt                                                                           526,167     |      623,057
Long-term portion of Termination Agreement with Pro-Fac Cooperative, Inc.                 27,276     |            0
Other non-current liabilities                                                             37,324     |       28,918
Non-current deferred tax liability                                                        25,772     |            0
                                                                                      ----------     |   ----------
         Total liabilities                                                               801,866     |      796,726
                                                                                      ----------     |   ----------
Commitments and contingencies                                                                        |
Shareholder's Equity:                                                                                |
   Common stock, par value $.01;                                                                     |
     11,000 shares authorized, issued and outstanding                                          0     |            0
   Additional paid-in capital                                                            201,691     |      188,005
   Accumulated earnings/(deficit)                                                          1,475     |     (126,623)
   Accumulated other comprehensive income/(loss):                                                    |
     Unrealized (loss)/gain on hedging activity                                             (236)    |          206
     Minimum pension liability adjustment                                                      0     |         (573)
                                                                                      ----------     |   -----------
         Total shareholder's equity                                                      202,930     |       61,015
                                                                                      ----------     |   ----------
         Total liabilities and shareholder's equity                                   $1,004,796     |   $  857,741
                                                                                      ==========     |   ==========

The accompanying notes are an integral part of the consolidated financial statements.

Agrilink Foods, Inc.
Consolidated Statements of Cash Flows
(Dollars in Thousands)
(Unaudited)

                                                                  Successor       |  Predecessor        Predecessor
                                                              August 19, 2002 -   | June 30, 2002 -  Three Months Ended
                                                              September 28, 2002  | August 18, 2002  September 29, 2001
                                                              ------------------  | ---------------  ------------------
Cash Flows From Operating Activities:                                             |
   Net income/(loss)                                              $   1,475       |  $     85        $  (1,262)
   Adjustments to reconcile net income/(loss) to net                              |
     cash used in operating activities-                                           |
       Depreciation                                                   3,838       |     3,833            7,663
       Amortization of certain intangible assets                        143       |       144              296
       Amortization of debt issue costs, amendment costs,                         |
         debt discounts and premiums, and interest in-kind            1,168       |     1,201            1,355
       Equity in undistributed earnings of joint venture               (187)      |      (277)            (205)
       Change in assets and liabilities:                                          |
         Accounts receivable                                         (9,074)      |     1,818          (22,235)
         Inventories and prepaid manufacturing expense              (25,209)      |   (33,170)         (82,910)
         Income taxes refundable/(payable)                              821       |       (75)             529
         Accounts payable and other accrued expenses                 31,534       |   (10,972)         (22,348)
         Due to/(from) Pro-Fac Cooperative, Inc.                     (9,904)      |     8,649           (1,777)
         Other assets and liabilities, net                              751       |       909           (1,613)
                                                                  ---------       |  --------        ---------
Net cash used in operating activities                                (4,644)      |   (27,855)        (122,507)
                                                                  ---------       |  --------        ---------
                                                                                  |
Cash Flows From Investing Activities:                                             |
   Purchase of property, plant and equipment                         (1,792)      |    (2,187)          (3,516)
   Proceeds from disposals                                                0       |         0               20
   Advances to joint venture                                         (1,117)      |    (1,512)          (1,106)
   Proceeds from investment in CoBank                                     0       |     1,115            1,333
                                                                  ---------       |  --------        ---------
Net cash used in investing activities                                (2,909)      |    (2,584)          (3,269)
                                                                  ---------       |  --------        ---------
                                                                                  |
Cash Flows From Financing Activities:                                             |
   Net (payments)/proceeds on old revolving credit facility         (22,000)      |    22,000          130,900
   Net proceeds from new revolving credit facility                   16,400       |         0                0
   Proceeds from issuance of long-term debt                         270,000       |         0                0
   Agrilink Holdings, Inc. investment                               175,591       |         0                0
   Payments on long-term debt                                      (400,800)      |      (292)          (2,998)
   Payments on Termination Agreement with                                         |
     Pro-Fac Cooperative, Inc.                                       (4,000)      |         0                0
   Payments on capital lease                                            (77)      |       (38)               0
   Cash paid for debt issuance costs                                (22,314)      |         0                0
   Cash paid for transaction fees                                    (6,000)      |         0                0
   Cash paid in conjunction with debt amendment                           0       |         0           (1,694)
                                                                  ---------       |  --------        ---------
Net cash provided by financing activities                             6,800       |    21,670          126,208
                                                                  ---------       |  --------        ---------
Net change in cash and cash equivalents                                (753)      |    (8,769)             432
Cash and cash equivalents at beginning of period                      5,917       |    14,686            7,656
                                                                  ---------       |  --------        ---------
Cash and cash equivalents at end of period                        $   5,164       |  $  5,917        $   8,088
                                                                  =========       |  ========        =========
Supplemental Schedule of non-cash financing activities:                           |
   Agrilink Holdings, Inc. investment                             $  32,100       |  $      0        $       0
                                                                  =========       |  ========        =========

The accompanying notes are an integral part of the consolidated financial statements.

                              AGRILINK FOODS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Company: Agrilink Foods, Inc. (the "Company" or "Agrilink Foods"), incorporated in 1961, is a producer and marketer of processed food products. The Company has four primary product lines including: vegetables, fruits, snacks, and canned meals. The majority of each of the product lines' net sales is within the United States. In addition, all of the Company's operating facilities, excluding one in Mexico, are within the United States.

The Change in Control (the "Transaction"): On August 19, 2002 (the "Closing Date"), pursuant to the terms of the Unit Purchase Agreement dated as of June 20, 2002 (the "Unit Purchase Agreement"), by and among Pro-Fac Cooperative, Inc., a New York agricultural cooperative ("Pro-Fac"), Agrilink Foods, at the time a New York corporation and a wholly-owned subsidiary of Pro-Fac and Vestar/Agrilink Holdings LLC, a Delaware limited liability company ("Vestar/Agrilink Holdings"), Vestar/Agrilink Holdings and its affiliates indirectly acquired control of the Company. See NOTE 2 to the "Notes to Consolidated Financial Statements" for additional disclosures regarding the Transaction.

The term "successor" refers to Agrilink Foods and all of its subsidiaries following the Transaction. The term "predecessor" refers to Agrilink Foods prior to the change in control on August 19, 2002.

Basis of Presentation: The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information required by GAAP for complete financial statement presentation. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the financial position, results of operations and cash flows have been included. Operating results for the period from June 30, 2002 to August 18, 2002 or the period from August 19, 2002 through September 28, 2002 are not necessarily the results to be expected for other interim periods or the full year. These financial statements should be read in conjunction with the financial statements and accompanying notes contained in the Company's
Form 10-K Equivalent for the fiscal year ended June 29, 2002.

Consolidation: The consolidated financial statements include the Company and its wholly-owned subsidiaries after elimination of intercompany transactions and balances. Investments in affiliates owned more than 20 percent but not in excess of 50 percent are recorded under the equity method of accounting.

Reclassification: Certain items for fiscal 2002 have been reclassified to conform with the current period presentation.

New Accounting Pronouncements: In August 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets." Effective June 30, 2002, Agrilink Foods adopted SFAS No. 144 which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. The statement requires an impairment loss be recognized if the carrying amount of a long-lived asset is not recoverable from its undiscounted cash flow and that the impairment loss be recognized as the difference between the carrying amount and fair value of the asset. Under SFAS No. 144, assets held for sale that are a component of an entity will be included in discontinued operations if the operations and cash flows will be or have been eliminated from the ongoing operations of the entity, and the entity will not have any significant continuing involvement in the operations prospectively. The adoption of SFAS No. 144 did not impact the Company's profitability. See NOTE 3 to the "Notes to Consolidated Financial Statements" for additional disclosures regarding discontinued operations.

In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," which addresses financial accounting and reporting for costs associated with exit or disposal activities and supercedes Emerging Issues Task Force ("EITF") Issue 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)". SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. EITF 94-3 requires a liability for exit costs be recognized at the date of an entity's commitment to an exit plan. The provisions of SFAS No. 146 must be adopted for exit or disposal activities that are initiated after December 31, 2002.

Trade Accounts Receivable: The Company accounts for trade receivables at outstanding billed amounts, net of allowances for doubtful accounts. The Company estimates its allowance for doubtful accounts as a percentage of receivables overdue. Also included in the allowance in their entirety are those accounts that have filed for bankruptcy, been sent to collections, and any other accounts management believes are not collectible based on historical losses. The Company periodically reviews the accounts included in the allowance to determine those to be written off. Generally, after a period of one year, or through legal counsel's advice, accounts are written off. It is not Company policy to accrue or collect interest on past due accounts.

The Company's reserve for bad debts is approximately $0.9 million at September 28, 2002, and $0.7 million at June 29, 2002.

NOTE 2. THE TRANSACTION

On August 19, 2002, pursuant to the terms of the Unit Purchase Agreement dated as of June 20, 2002, by and among Pro-Fac Cooperative, Inc., a New York agricultural cooperative, Agrilink Foods, at the time a New York corporation and a wholly-owned subsidiary of Pro-Fac and Vestar/Agrilink Holdings LLC, a Delaware limited liability company:

(i) Pro-Fac contributed to the capital of Agrilink Holdings LLC, a Delaware limited liability company ("Holdings LLC"), all of the shares of Agrilink Foods' common stock owned by Pro-Fac, constituting 100 percent of the issued and outstanding shares of Agrilink Foods' capital stock, in consideration for Class B common units of Holdings LLC, representing a 40.72 percent common equity ownership; and

(ii) Vestar/Agrilink Holdings and certain co-investors (collectively, "Vestar") contributed cash in the aggregate amount of $175.0 million to the capital of Holdings LLC, in consideration for preferred units, Class A common units, and warrants which were immediately exercised to acquire additional Class A common units. After exercising the warrants, Vestar owns 56.24 percent of the common equity of Holdings LLC. The co-investors are either under common control with, or have delivered an unconditional voting proxy to, Vestar/Agrilink Holdings. The transactions contemplated in and consummated pursuant to the Unit Purchase Agreement, are referred to herein collectively as the "Transaction."

Immediately following Pro-Fac's contribution of its shares of Agrilink Foods' common stock to Holdings LLC, Holdings LLC contributed those shares valued at $32.1 million to Agrilink Holdings Inc. ("Holdings Inc."), a Delaware corporation and a direct, wholly-owned subsidiary of Holdings LLC, and Agrilink Foods became an indirect, wholly-owned subsidiary of Holdings LLC. As a result of the Transaction, Pro-Fac owns 40.72 percent and Vestar owns 56.24 percent of the common equity securities of Holdings LLC. The Class A common units entitle the owner thereof - Vestar - to two votes for each Class A common unit held. All other Holdings LLC common units entitle the holder(s) thereof to one vote for each common unit held. Accordingly, Vestar has a voting majority of all common units.

Also, as part of the Transaction, executive officers of Agrilink Foods, and certain other members of Agrilink Foods' management, entered into subscription agreements with Holdings LLC to acquire, with a combination of cash and promissory notes issued to Holdings LLC, an aggregate of approximately $1.3 million of Class C common units and Class D common units of Holdings LLC, representing approximately 3.04 percent of the common equity ownership. As of the Closing Date, an additional approximately $0.5 million of Class C common units and Class D common units, representing less than 1 percent of the common equity ownership, remained unissued. The foregoing individuals are also parties to the Securityholders Agreement and the Limited Liability Agreement.

Prior to the Transaction, certain amounts owed by Pro-Fac to Agrilink Foods were forgiven. The amounts forgiven were approximately $36.5 million and represented both borrowings for the working capital needs of Pro-Fac and a $9.4 million demand receivable.

The Transaction was accounted for under the purchase method of accounting in accordance with SFAS No. 141, "Business Combinations." Under purchase accounting, tangible and identifiable intangible assets acquired and liabilities assumed will be recorded at their respective fair values. The valuations and other studies which will provide the basis for such an allocation have not progressed to a stage where there is sufficient information to make a final allocation in the accompanying financial statements. Preliminary third-party valuations have not yet been obtained for the investment in the joint venture and the related subordinated promissory note. In addition, the fair market value of the Company's operating leases has not yet been determined. As such, these items have been reflected at their historical values. The determination of fair value for these items is expected to occur within the second quarter of fiscal 2003. Accordingly, the purchase accounting adjustments made in the accompanying financial statements are preliminary. Once an allocation is determined, in accordance with accounting principles generally accepted in the United States, any remaining excess of the investment over net assets acquired will be adjusted through goodwill.

Agrilink Holdings, Inc. has pushed down its purchase accounting to Agrilink Foods. The preliminary excess investment made by Agrilink Holdings, Inc. over the preliminary estimates of the fair market value of the identifiable assets and liabilities of the Company as of the Closing Date was approximately $24.3 million and is reflected as goodwill in the accompanying unaudited consolidated balance sheet as of September 28, 2002.

As of September 28, 2002, management determined that initially approximately 125 employees will be terminated and has announced the benefit arrangements to those employees. These activities surround the Company's decision to exit the popcorn and applesauce businesses and complete the relocation of its marketing function to Rochester, New York. As a result, approximately $1.3 million in severance costs and other related exit costs have been accrued for in purchase accounting in accordance with Emerging Issues Task Force ("EITF") 95-3, "Recognition of Liabilities in Connection with a Purchase Business Combination" as of September 28, 2002.

As of August 19, 2002, management has begun to assess and formulate a plan to exit certain portions of its non-branded business. Management has not yet completed the exit plans, as a result, the outline of exit plans is considered preliminary. Accordingly, upon completion and execution of the plan, certain assets may be impaired and certain liabilities may be incurred which could result in additional adjustments to the values assigned to such items in purchase accounting. Management anticipates the final formulation of the plan will be completed within the next six months.

The following unaudited pro forma financial information presents a summary of consolidated results of operations of the Company as if the Transaction had occurred at the beginning of the period presented.

(Dollars in Thousands)

                                              Predecessor           Predecessor
                                            June 30, 2002 -     Three Months Ended
                                            August 18, 2002     September 29, 2001
                                           ----------------     ------------------
Net sales                                      $101,664              $243,588
Income before discontinued operations               778                 1,893
Net income                                          483                 1,096

These unaudited pro forma results have been prepared for comparative purposes only and primarily include adjustments for interest expense, taxes, and elimination of Pro-Fac's share of loss that has historically been recorded.
Also included in pro forma net income for the three months ended September 29, 2001 are non-recurring items of approximately $1.0 million and approximately $2.5 million related to restructuring expense and gain from pension curtailment, respectively. They do not purport to be indicative of the results of operations which actually would have resulted had the Transaction occurred at the beginning of the 2002 fiscal year, or of the future operations of the successor company.

NOTE 3. DISCONTINUED OPERATIONS

As of August 19, 2002 the Company has committed to a plan to sell the popcorn and applesauce operations previously reported in the snack and fruit segments, respectively. It is anticipated that these transactions will be completed within the next six months. The implementation of SFAS No. 144 resulted in the classification and separate financial presentation of those businesses as discontinued operations and are, therefore, excluded from continuing operations. All prior periods have been reclassified to reflect the discontinuance of these operations.

In addition, having met the criteria outlined in SFAS No. 144, the Company reclassified certain assets relating to those businesses to assets held for sale, and, in accordance with SFAS No. 144, the Company reclassified the prior period balances. Included in these assets are also facilities located in Alamo, TX and Enumclaw, WA which are being actively marketed for sale within the fiscal year.

The major classes of discontinued assets included in the Consolidated Balance Sheets as assets held for sale at net realizable value are as follows:

                                                Successor        Predecessor
(Dollars in Thousands)                     September 28, 2002   June 29, 2002
                                           ------------------   -------------
Inventories                                      $1,610            $2,570
Property, plant and equipment, net                3,556             6,176
                                                 ------            ------
   Total                                         $5,166            $8,746
                                                 ======            ======

The operating results of those businesses identified as held for sale have been classified as discontinued operations in the accompanying financial statements and are summarized as follows:

                                                Successor         Predecessor          Predecessor
                                            August 19, 2002 -   June 30, 2002 -    Three Months Ended
                                           September 28, 2002   August 18, 2002    September 29, 2001
                                           ------------------   ---------------    ------------------
Net Sales                                        $1,784             $2,063              $ 5,644
Loss before income taxes                           (317)              (500)              (1,424)

NOTE 4. AGREEMENTS WITH PRO-FAC

In connection with the Transaction, Agrilink Foods and Pro-Fac entered into several agreements effective as of the Closing Date, including the following:

(i) Termination Agreement. Pro-Fac and Agrilink Foods entered into a letter agreement dated as of the Closing Date (the "Termination Agreement"), pursuant to which, among other things, the marketing and facilitation agreement between Pro-Fac and Agrilink Foods (the "Old Marketing and Facilitation Agreement") which, until the Closing Date, governed the crop supply and purchase relationship between Agrilink Foods and Pro-Fac, has been terminated. In consideration of such termination, Agrilink Foods will pay Pro-Fac a termination fee of $10.0 million per year for five years, provided that certain ongoing conditions are met, including maintaining grower membership levels sufficient to generate certain minimum crop supply. The $10.0 million payment will be paid in quarterly installments as follows: $4.0 million on each July 1, and $2.0 million each on October 1, January 1, and April 1. The Termination Agreement outlined that the first payment in the amount of $4.0 million was to be paid on the closing date and the next payment to be made by October 1, 2002 and quarterly thereafter as outlined. The liability for the Termination Agreement has been reflected at fair value utilizing a discount rate of 11 1/2 percent.

(ii) Amended and Restated Marketing and Facilitation Agreement. Pro-Fac and Agrilink Foods entered into an amended and restated marketing and facilitation agreement dated as of the Closing Date (the "Amended and Restated Marketing and Facilitation Agreement"). The Amended and Restated Marketing and Facilitation Agreement supersedes and replaces the Old Marketing and Facilitation Agreement and provides that, among other things, Pro-Fac will be Agrilink Foods' preferred supplier of crops. Agrilink Foods will continue to pay the commercial market value ("CMV") of crops supplied by Pro-Fac, in installments corresponding to the dates of payment by Pro-Fac to its members for crops delivered. CMV is defined as the weighted average price paid by other commercial processors for similar crops sold under preseason contracts and in the open market in the same or competing market areas. The processes for determining CMV under the Amended and Restated Marketing and Facilitation Agreement are substantially the same as the processes used under the Old Marketing and Facilitation Agreement. Agrilink Foods will make payments to Pro-Fac of an estimated CMV for a particular crop year, subject to adjustments to reflect the actual CMV following the end of such year. Commodity committees of Pro-Fac will meet with Agrilink Foods management to establish CMV guidelines, review calculations, and report to a joint CMV committee of Pro-Fac and Agrilink Foods. Amounts paid by Agrilink Foods to Pro-Fac for the CMV of crops supplied for the three months ended September 28, 2002 and September 29, 2001 were $40.0 million and $52.2 million, respectively.

Unlike the Old Marketing and Facilitation Agreement, the Amended and Restated Marketing and Facilitation Agreement does not permit Agrilink Foods to offset its losses from products supplied by Pro-Fac or require it to share with Pro-Fac its profits and it does not require Pro-Fac to reinvest in Agrilink Foods any part of Pro-Fac's patronage income.

The Amended and Restated Marketing and Facilitation Agreement also provides that Agrilink Foods will continue to provide to Pro-Fac services relating to planning, consulting, sourcing and harvesting crops from Pro-Fac members in a manner consistent with past practices. In addition, for a period of five years from the Closing Date, Agrilink Foods will provide Pro-Fac with services related to the expansion of the market for the agricultural products of Pro-Fac members (at no cost to Pro-Fac other than reimbursement of Agrilink Foods' incremental and out-of-pocket expenses related to providing such services as agreed to by Pro-Fac and Agrilink Foods).

Under the Amended and Restated Marketing and Facilitation Agreement, Agrilink Foods determines the amount of crops which Agrilink Foods will acquire from Pro-Fac for each crop year. If the amount to be purchased by Agrilink Foods during a particular crop year does not meet (i) a defined crop amount and (ii) a defined target percentage of Agrilink's needs for each particular crop, then certain shortfall payments are made by Agrilink Foods to Pro-Fac. The defined crop amounts and targeted percentages are set based upon the needs of Agrilink Foods in the 2001 crop year (fiscal 2002). The shortfall payment provisions of the agreement include a maximum shortfall payment, determined for each crop, that can be paid over the term of the Amended and Restated Marketing and Facilitation Agreement. The aggregate shortfall payment amounts for all crops covered under the agreement cannot exceed $20.0 million over the term of the agreement.

The Amended and Restated Marketing and Facilitation Agreement may be terminated by Agrilink Foods in connection with certain change in control transactions affecting Agrilink Foods or Holdings Inc.; provided, however, that in the event that any such change in control occurs during the first three years after the Closing Date, Agrilink Foods must pay to Pro-Fac a termination fee of $20.0 million (less the total amount of any shortfall payments previously paid to Pro-Fac under the Amended and Restated Marketing and Facilitation Agreement). Also, if, during the first three years after the Closing Date, Agrilink Foods sells one or more portions of its business, and if the purchaser does not continue to purchase the crops previously purchased by Agrilink Foods with respect to the transferred business, then such failure will be taken into consideration when determining if Agrilink Foods is required to make any shortfall payments to Pro-Fac. After such three-year period, Agrilink Foods may sell portions of its business and the volumes of crop purchases previously made by Agrilink Foods with respect to such transferred business will be disregarded for purposes of determining shortfall payments.

(iii) Transitional Services Agreement. Pro-Fac and Agrilink Foods entered into a transitional services agreement (the "Transitional Services Agreement") dated as of the Closing Date, pursuant to which Agrilink Foods will provide Pro-Fac certain administrative and other services for a period of 24 months from the Closing Date. Agrilink Foods will generally provide such services at no charge to Pro-Fac, other than reimbursement of the incremental and out-of-pocket costs associated with performing those services for Pro-Fac. Also pursuant to the Transitional Services Agreement, the general manager of Pro-Fac may also be an employee of Agrilink Foods, in which case he will report to the chief executive officer of Agrilink Foods with respect to his duties for Agrilink Foods, and to the Pro-Fac board of directors with respect to duties performed by him for Pro-Fac. All other individuals performing services under the Transitional Services Agreement report only to the chief executive officer (or other representatives) of Agrilink Foods.

(iv) Credit Agreement. Agrilink Foods and Pro-Fac have entered into a Credit Agreement, dated August 19, 2002 (the "Credit Agreement"), pursuant to which Agrilink Foods has agreed to make available to Pro-Fac loans in an aggregate principal amount of up to $5.0 million (the "Credit Facility "). Pro-Fac is permitted to draw down up to $1.0 million per year under the Credit Facility, unless Agrilink Foods is prohibited from making such advances under the terms of certain third party indebtedness of Agrilink Foods. The amount of the Credit Facility will be reduced, on a dollar-for-dollar basis, to the extent of certain distributions made by Holdings LLC to Pro-Fac in respect of its ownership in Holdings LLC. Pro-Fac has pledged all of its Class B Common Units in Holdings LLC as security for advances under the Credit Facility. The Credit Facility bears interest at the rate of 10 percent per annum. There were no amounts outstanding under this Credit Agreement at September 28, 2002.

In addition, prior to the Transaction, certain amounts totalling $36.5 million owed by Pro-Fac to Agrilink Foods were forgiven, including both borrowings for the working capital needs of Pro-Fac and a $9.4 million demand receivable.

In addition, under the Old Marketing and Facilitation Agreement, in any year in which the Company had earnings on products which were processed from crops supplied by Pro-Fac, the Company paid to Pro-Fac, as additional patronage income, 90 percent of such earnings, but in no case more than 50 percent of all pretax earnings of the Company (before dividing with Pro-Fac). In years in which the Company had losses on crops supplied by Pro-Fac, the Company reduced the CMV it would otherwise pay to Pro-Fac by 90 percent of such losses, but in no case by more than 50 percent of all pretax losses of the Company (before dividing with Pro-Fac). Additional patronage income was paid to Pro-Fac for services provided to Agrilink Foods, including the provision of a long term, stable crop supply, favorable payment terms for crops, and the sharing of risks of losses of certain operations of the business. Earnings and losses were determined at the end of the fiscal year, but were accrued on an estimated basis during the year. For the three months ended September 29, 2001, Pro-Fac's share of losses was $2.3 million.

NOTE 5. INVENTORIES

The major classes of inventories are as follows:

(Dollars in Thousands)

                                           Successor        Predecessor
                                         September 28,        June 29,
                                              2002              2002
                                         -------------      -----------
Finished goods                             $341,929          $264,770
Raw materials and supplies                   28,261            26,975
                                           --------          --------
   Total inventories                       $370,190          $291,745
                                           ========          ========

NOTE 6. ACCOUNTING FOR GOODWILL AND INTANGIBLE ASSETS

In June 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 142 requires that goodwill not be amortized, but instead be tested at least annually for impairment and expensed against earnings when its implied fair value is less than its carrying amount.

As of September 28, 2002 the amounts assigned to goodwill and intangibles are preliminary as the valuations and other studies which will provide the basis for the allocation of fair value to assets and liabilities has not progressed to a stage where there is sufficient information to make a final allocation in the accompanying financial statements. In addition, the amount assigned to goodwill has not yet been allocated to the Company's operating segments due to the preliminary nature of this information.

As outlined in SFAS No. 142, certain intangibles with a finite life, however, are required to continue to be amortized. The following schedule sets forth the major classes of intangible assets held by the Company:

(Dollars in Thousands)

                                           Successor        Predecessor
                                         September 28,        June 29,
                                             2002              2002
                                         -------------      ----------
Amortized intangibles:
   Covenants not to compete                $    754           $ 2,478
   Other                                     10,406            12,000
     Less:  accumulated amortization           (143)           (3,173)
                                           --------           -------
   Amortized intangibles, net                11,017            11,305
Unamortized intangibles:
   Trademarks                               200,000                 0
                                           --------           -------
     Total intangible assets, net          $211,017           $11,305
                                           ========           =======

The aggregate amortization expense associated with intangible assets was approximately $0.1 million for both the fiscal 2003 predecessor and fiscal 2003 successor periods, respectively, and $0.3 million for the first quarter of fiscal 2002. The aggregate amortization expense for each of the five succeeding fiscal years is estimated as follows:

(Dollars in Thousands)

2004                      $915
2005                       891
2006                       891
2007                       760
2008                       752


NOTE 7. DEBT

Summary of Long-Term Debt:

(Dollars in Thousands)

                                                              Successor       Predecessor
                                                            September 28,       June 29,
                                                                2002              2002
                                                            -------------     ------------
Revolving Credit Facility                                     $ 16,400          $      0
Term Loan Facility                                             270,000           400,800
Senior Subordinated Notes                                      208,090           200,015
Subordinated Promissory Note (net of discount)                  33,653            32,696
Other                                                            4,169             4,462
                                                              --------          --------
Total debt                                                     532,312           637,973
Less current portion                                            (6,145)          (14,916)
                                                              --------          --------
Total long-term debt                                          $526,167          $623,057
                                                              ========          ========

Bank Debt:

In connection with the Transaction, Agrilink Foods and certain of its subsidiaries entered into a senior secured credit facility (the "Senior Credit Facility") in the amount of $470.0 million with a syndicate of banks and other lenders arranged by JPMorgan Chase Bank ("JPMorgan Chase Bank"), as administrative and collateral agent. The Company's obligations under the Senior Credit Facility are collateralized by a first-priority lien on:
(a) substantially all existing or after-acquired assets, tangible or intangible, and (b) the capital stock of certain of the Company's subsidiaries. The Senior Credit Facility is comprised of (i) a $200.0 million senior secured revolving credit facility (the "Revolving Credit Facility") and
(ii) a $270.0 million senior secured B term loan (the "Term Loan Facility"). The Revolving Credit Facility has a maturity of five years and allows up to $40.0 million to be available in the form of letters of credit. The
Term Loan Facility has a maturity of six years.

The Senior Credit Facility bears interest at the Company's option, at a base rate or LIBOR plus, in each case, an applicable percentage. The appropriate applicable percentage corresponds to the Company's Consolidated Leverage Ratio, as defined by the senior credit agreement (the "Senior Credit Agreement"). Initially the Senior Credit Agreement bears interest in the case of base rate loans at the base rate plus (i) 1.75 percent for loans under the Revolving Credit Facility, and (ii) 2.00 percent for loans under the Term Loan Facility or in the case of LIBOR loans at LIBOR plus (i) 2.75 percent for loans under the Revolving Credit Facility and (ii) 3.00 percent for loans under the Term Loan

Facility. The initial unused commitment fee is 0.50 percent on the daily average unused commitment under the Revolving Credit Facility and varies based on the Company's Consolidated Leverage Ratio.

Commencing December 31, 2002, the Term Loan Facility will require payments in equal quarterly installments in the amount of $675,000 until its final maturity in August 2008 upon which the balance will be due. The Term Loan Facility is also subject to mandatory prepayments under various scenarios as defined in the Senior Credit Agreement. Provisions of the Senior Credit Agreement require that annual payments, within 105 days after the end of each fiscal year, in the amount of "excess cash flow" be utilized to prepay the commitment at an applicable percentage that corresponds to the Company's leverage ratio.

The Senior Credit Facility contains customary covenants and restrictions on the Company's activities, including but not limited to: (i) limitations on the incurrence of indebtedness; (ii) limitations on sale-leaseback transactions, liens, investments, loans, advances, guarantees, acquisitions, asset sales, and certain hedging agreements; and (iii) limitations on transactions with affiliates and other distributions. The Senior Credit Facility also contains financial covenants which provide for a maximum average debt to EBITDA ratio, a maximum average senior debt to EBITDA ratio, and a minimum EBITDA to interest expense ratio. The Company is in compliance with all covenants, restrictions, and requirements under the terms of the Senior Credit Facility. The proceeds of the Term Loan Facility and borrowings under the Revolving Credit Facility, together with Vestar's $175.0 million investment, were used to repay and terminate Agrilink Foods' indebtedness under its senior credit facilities with Harris Trust and Savings Bank and the lenders thereunder, to consummate the Transaction, and to pay related fees and expenses incurred in the Transaction.

Senior Subordinated Notes: Agrilink Foods has outstanding $200.0 million of
11 7/8 percent Senior Subordinated Notes (the "Notes"), due 2008. In connection with the Transaction, the Company recorded the Notes at estimated fair value, $208.2 million. The $8.2 million premium will be amortized against interest expense over the life of the Notes.

NOTE 8. OPERATING SEGMENTS

The Company is organized by product line for management reporting, with operating income being the primary measure of segment profitability. Accordingly, no items below operating earnings are allocated to segments. The Company's four primary operating segments are as follows: vegetables, fruits, snacks, and canned meals.

The vegetable product line consists of canned and frozen vegetables, chili beans, and various other products. Branded products within the vegetable category include Birds Eye, Birds Eye Voila!, Birds Eye Simply Grillin', Birds Eye Hearty Spoonfuls, Veg-All, Freshlike, McKenzies, and Brooks Chili Beans. The fruit product line consists of canned and frozen fruits including fruit fillings and toppings. Branded products within the fruit category include Comstock and Wilderness. The snack product line consists of potato chips and other corn-based snack items. Branded products within the snack category include Tim's Cascade Chips, Snyder of Berlin, Husman, La Restaurante, Erin's, and Flavor Destinations. The canned meal product line includes canned meat products such as chilies, stew, soups, and various other ready-to-eat prepared meals. Branded products within the canned meal category include Nalley. The Company's other product lines primarily represent salad dressings. Branded products within the other category include Bernstein's and Nalley.

The following table illustrates the Company's operating segment information:

(Dollars in Millions)

                                                          Successor          Predecessor        Predecessor
                                                      August 19, 2002 -    June 30, 2002 -   Three Months Ended
                                                      September 28, 2002   August 18, 2002   September 29, 2001
                                                     -------------------   ---------------   ------------------
Net Sales:
   Vegetables                                              $ 73.4              $ 69.5              $176.5
   Fruits                                                    13.6                12.2                24.9
   Snacks                                                     9.4                10.6                20.2
   Canned Meals                                               6.4                 4.5                12.4
   Other                                                      3.6                 4.9                 9.6
                                                           ------              ------              ------
Total continuing segments                                  $106.4              $101.7              $243.6
                                                           ======              ======              ======
Operating income:

   Vegetables                                              $  2.7              $  3.8              $  4.8
   Fruits                                                     4.1                 2.4                 4.2
   Snacks                                                     1.5                 1.5                 2.7
   Canned Meals                                               0.6                 0.3                 1.9
   Other                                                      0.3                 0.4                 0.7
                                                           ------              ------              ------
Operating income before nonrecurring items                    9.2                 8.4                14.3
Restructuring                                                 0.0                 0.0                (1.1)
Gain from pension curtailment                                 0.0                 0.0                 2.5
                                                           ------              ------              ------
Operating income before dividing with Pro-Fac                 9.2                 8.4                15.7
Interest expense                                             (6.4)               (7.8)              (18.8)
                                                           ------              ------              ------
Pretax income/(loss) from continuing operations
and before dividing with Pro-Fac                           $  2.8              $  0.6              $ (3.1)
                                                           ======              ======              ======


NOTE 9. SUBSIDIARY GUARANTORS

Kennedy Endeavors, Incorporated and Linden Oaks Corporation, wholly-owned subsidiaries of the Company ("Subsidiary Guarantors"), and Pro-Fac (Pro-Fac files periodic reports under the Securities Exchange Act of 1934, Commission File Number 0-20539) have jointly and severally, fully and unconditionally guaranteed, on a senior subordinated basis, the obligations of the Company with respect to the Company's 11 7/8 percent Senior Subordinated Notes due 2008 (the "Notes"). In addition, the Subsidiary Guarantors have jointly and severally, fully and unconditionally guaranteed the obligations of the Company with respect to the Company's bank debt. The covenants in the Notes and the bank debt do not restrict the ability of the Subsidiary Guarantors to make cash distributions to the Company.

Presented below is condensed consolidating financial information for (i) Agrilink Foods, (ii) the subsidiary guarantors, and (iii) non-guarantor subsidiaries. The condensed consolidating financial information has been presented to show the nature of assets held, results of operations, and cash flow of the Company and its Subsidiary Guarantors and non-guarantor subsidiaries in accordance with Securities and Exchange Commission Financial Reporting Release No. 55.

                                                                              Predecessor
                                                                        Statement of Operations
                                                                 June 30, 2002 - August 18, 2002
                                            ------------------------------------------------------------------------
                                             Agrilink      Subsidiary     Non-Guarantor    Eliminating
                                            Foods, Inc.    Guarantors     Subsidiaries       Entries    Consolidated
                                            ----------     ----------     ------------     -----------  ------------
(Dollars in Thousands)

Net sales                                   $ 99,188         $ 2,476         $ 1,069         $(1,069)       $101,664
Cost of sales                                (76,505)         (1,611)         (1,432)          1,432         (78,116)
                                            --------         -------         -------         -------        --------
Gross profit/(loss)                           22,683             865            (363)            363          23,548
Selling, administrative, and
    general expenses                         (14,946)           (488)              0               0         (15,434)
Other (expense)/income                        (5,507)          5,507              41             (41)              0
Income from joint venture                        277               0               0               0             277
                                            --------         -------         -------         -------        --------
Operating income/(loss) before
    discontinued operations                    2,507           5,884            (322)            322           8,391
Interest (expense)/income                     (9,069)          1,322               0               0          (7,747)
                                            --------         -------         -------         -------        --------
Pretax income/(loss) before
    discontinued operations                   (6,562)          7,206            (322)            322             644
Tax benefit/(provision)                        2,354          (2,572)            (46)              0            (264)
                                            --------         -------         -------         -------        --------
Net (loss)/income before discontinued
    operations                                (4,208)          4,634            (368)            322             380
Discontinued operations (net of tax
    benefit of $205)                            (295)              0               0               0            (295)
                                            --------         -------         -------         -------        --------
Net (loss)/income                           $ (4,503)        $ 4,634         $  (368)        $   322        $     85
                                            ========         =======         =======         =======        ========


                                                                                Successor
                                                                         Statement of Operations
                                                                  August 19, 2002 - September 28, 2002
                                            ------------------------------------------------------------------------
                                             Agrilink      Subsidiary     Non-Guarantor    Eliminating
                                            Foods, Inc.    Guarantors     Subsidiaries       Entries    Consolidated
                                            ----------     ----------     ------------     -----------  ------------
(Dollars in Thousands)
Net sales                                   $104,513         $ 1,932           $ 353           $(353)       $106,445
Cost of sales                                (80,776)         (1,225)           (697)            697         (82,001)
                                            --------         -------           -----           -----        --------
Gross profit/(loss)                           23,737             707            (344)            344          24,444
Selling, administrative, and
    general expenses                         (15,074)           (398)              0               0         (15,472)
Other income/(expense)                        (5,309)          5,309              12             (12)              0
Income from joint venture                        263               0               0               0             263
                                            --------         -------           -----           -----        --------
Operating income/(loss) before
    discontinued operations                    3,617           5,618            (332)            332           9,235
Interest (expense)/income                     (7,553)          1,134               0               0          (6,419)
                                            --------         -------           -----           -----        --------
Pretax income/(loss) before
    discontinued operations                   (3,936)          6,752            (332)            332           2,816
Tax benefit/(provision)                        1,375          (2,437)            (93)              0          (1,155)
                                            --------         -------           -----           -----        --------
Net (loss)/income before
    discontinued operations                   (2,561)          4,315            (425)            332           1,661
Discontinued operations (net of a tax
    benefit of $131)                            (186)              0               0               0            (186)
                                            --------         -------           -----           -----        --------
Net loss/(income)                           $ (2,747)        $ 4,315           $(425)          $ 332        $  1,475
                                            ========         =======           =====           =====        ========

                                                                           Successor
                                                                         Balance Sheet
                                                                      September 28, 2002
                                            ------------------------------------------------------------------------
                                             Agrilink      Subsidiary     Non-Guarantor    Eliminating
                                            Foods, Inc.    Guarantors     Subsidiaries       Entries    Consolidated
                                            ----------     ----------     ------------     -----------  ------------
(Dollars in Thousands)
Assets
   Cash and cash equivalents              $    4,650        $    224      $  290            $      0      $    5,164
   Accounts receivable, net                   80,580           2,676           0                   0          83,256
   Inventories -
     Finished goods                          341,543             299          87                   0         341,929
     Raw materials and supplies               27,532             601         128                   0          28,261
                                          ----------        --------      ------           ---------      ----------
       Total inventories                     369,075             900         215                   0         370,190

   Other current assets                       19,682              25       1,115                   0          20,822
                                          ----------        --------      ------           ---------      ----------
       Total current assets                  473,987           3,825       1,620                   0         479,432

   Property, plant and equipment, net        220,271           3,744       3,379                   0         227,394
   Investment in subsidiaries                315,266               0           0            (315,266)              0
   Goodwill and other intangible
     assets, net                              25,035         210,313           0                   0         235,348
   Other assets                               62,321          96,853           0             (96,552)         62,622
                                          ----------        --------      ------           ---------      ----------
       Total assets                       $1,096,880        $314,735      $4,999           $(411,818)     $1,004,796
                                          ==========        ========      ======           =========      ==========

Liabilities and Shareholder's Equity
   Current portion of long-term debt      $    6,145        $      0      $    0           $       0      $    6,145
   Current portion of Termination
     Agreement with Pro-Fac                    8,693               0           0                   0           8,693
   Accounts payable                           80,132             484         322                   0          80,938
   Accrued interest                           12,082               0           0                   0          12,082
   Intercompany loans                            601            (601)          0                   0               0
   Other current liabilities                  70,793           3,341         922                   0          75,056
                                          ----------        --------      ------           ---------      ----------
       Total current liabilities             178,446           3,224       1,244                   0         182,914
   Long-term debt                            526,167               0           0                   0         526,167
   Long-term portion of Termination
     Agreement with Pro-Fac                   27,276               0           0                   0          27,276
   Other non-current liabilities             162,061               0           0             (96,552)         65,509
                                          ----------        --------      ------           ---------      ----------

       Total liabilities                     893,950           3,224       1,244             (96,552)        801,866

   Shareholder's equity                      202,930         311,511       3,755            (315,266)        202,930
                                          ----------        --------      ------           ---------      ----------
       Total liabilities and
         shareholder's equity             $1,096,880        $314,735      $4,999           $(411,818)     $1,004,796
                                          ==========        ========      ======           =========      ==========

                                                                                      Predecessor
                                                                                 Statement of Cash Flows
                                                                             June 30, 2002 - August 18, 2002
                                                            ------------------------------------------------------------------
                                                             Agrilink    Subsidiary   Non-Guarantor  Eliminating
(Dollars in Thousands)                                      Foods, Inc.  Guarantors   Subsidiaries     Entries    Consolidated
                                                            -----------  ----------   ------------   -----------  ------------
Cash Flows From Operating Activities:
   Net (loss)/income                                        $ (4,503)     $ 4,634        $ (368)       $ 322       $     85
   Adjustments to reconcile net (loss)/income to net
     cash (used in)/provided by operating activities -
       Depreciation                                            3,741           69            23            0          3,833
       Amortization of certain intangible assets                  50           94             0            0            144
       Amortization of debt issue costs, amendment costs,
         debt discounts and premiums, and interest in-kind     1,201            0             0            0          1,201
       Equity in undistributed earnings of joint venture        (277)           0             0            0           (277)
       Change in working capital                             (28,911)      (4,860)        1,252         (322)       (32,841)
                                                            --------      -------        ------        -----       --------
Net cash (used in)/provided by operating activities          (28,699)         (63)          907            0        (27,855)

Cash Flows From Investing Activities:
   Purchase of property, plant, and equipment                 (2,181)           0            (6)           0         (2,187)
   Advances to joint venture                                  (1,512)           0             0            0         (1,512)
   Proceeds from investment in CoBank                          1,115            0             0            0          1,115
                                                            --------      -------        ------        -----       --------
Net cash used in investing activities                         (2,578)           0            (6)           0         (2,584)

Cash Flows From Financing Activities:
   Net proceeds from old revolving credit facility            22,000            0             0            0         22,000
   Payments on long-term debt                                   (292)           0             0            0           (292)
   Payments on capital leases                                    (38)           0             0            0            (38)
                                                            --------      -------        ------        -----       --------
Net cash provided by financing activities                     21,670            0             0            0         21,670
Net change in cash and cash equivalents                       (9,607)         (63)          901            0         (8,769)
Cash and cash equivalents at beginning of period              14,243          121           322            0         14,686
                                                            --------      -------        ------        -----       --------
Cash and cash equivalents at end of period                  $  4,636      $    58        $1,223        $   0       $  5,917
                                                            ========      =======        ======        =====       ========

                                                                                       Successor
                                                                                 Statement of Cash Flows
                                                                          August 19, 2002 - September 28, 2002
                                                            ------------------------------------------------------------------
                                                             Agrilink    Subsidiary   Non-Guarantor  Eliminating
(Dollars in Thousands)                                      Foods, Inc.  Guarantors   Subsidiaries     Entries    Consolidated
                                                            -----------  ----------   ------------   -----------  ------------
Cash Flows From Operating Activities:
   Net (loss)/income                                       $  (2,747)     $ 4,315        $ (425)       $ 332       $   1,475
   Adjustments to reconcile net income/(loss) to cash
     (used in)/provided by operating activities -
       Depreciation                                            3,723           70            45            0           3,838
       Amortization of certain intangible assets                  49           94             0            0             143
       Amortization of debt issue costs, amendment costs,
         debt discounts and premiums, and interest in-kind     1,168            0             0            0           1,168
       Equity in undistributed earnings of joint venture        (187)           0             0            0            (187)
       Change in working capital                              (5,896)      (4,313)         (540)        (332)        (11,081)
                                                           ---------      -------        ------        -----       ---------
Net cash (used in)/provided by operating activities           (3,890)         166          (920)           0          (4,644)

Cash Flows From Investing Activities:
   Purchase of property, plant, and equipment                 (1,779)           0           (13)           0          (1,792)
   Advances to joint venture                                  (1,117)           0             0            0          (1,117)
                                                           ---------      -------        ------        -----       ---------
Net cash used in investing activities                         (2,896)           0           (13)           0          (2,909)

Cash Flows From Financing Activities:
   Payments on old revolving credit facility                 (22,000)           0             0            0         (22,000)
   Net proceeds from new revolving credit facility            16,400            0             0            0          16,400
   Proceeds from issuance of long-term debt                  270,000            0             0            0         270,000
   Agrilink Holdings, Inc. investment                        175,591            0             0            0         175,591
   Payments on long-term debt                               (400,800)           0             0            0        (400,800)
   Payments on Termination Agreement with
     Pro-Fac Cooperative, Inc.                                (4,000)           0             0            0          (4,000)
   Payments on capital lease                                     (77)           0             0            0             (77)
   Cash paid for debt issuance costs                         (22,314)           0             0            0         (22,314)
   Cash paid for transaction fees                             (6,000)           0             0            0          (6,000)
                                                           ---------      -------        ------        -----       ---------
Net cash provided by financing activities                      6,800            0             0            0           6,800

Net change in cash and cash equivalents                           14          166          (933)           0            (753)

Cash and cash equivalents at beginning of period               4,636           58         1,223            0           5,917
                                                           ---------      -------        ------        -----       ---------
Cash and cash equivalents at end of period                 $   4,650      $   224        $  290        $   0       $   5,164
                                                           =========      =======        ======        =====       =========

                                                                                 Predecessor
                                                                          Statement of Operations
                                                                  Three Months Ended September 29, 2001
                                                     ---------------------------------------------------------------------
                                                       Agrilink      Guarantor    Non-Guarantor  Eliminating
                                                      Foods, Inc.  Subsidiaries    Subsidiaries    Entries    Consolidated
                                                      -----------  ------------   -------------  -----------  ------------
(Dollars in Thousands)

Net sales                                            $   239,343    $    4,245     $    2,566     $  (2,566)   $   243,588
Cost of sales                                           (194,080)       (2,887)        (2,719)        2,719       (196,967)
                                                     -----------    ----------     ----------     ---------    -----------
Gross profit                                              45,263         1,358           (153)          153         46,621
Other income/(expense)                                   (11,746)       13,168             22           (22)         1,422
Selling, administrative, and general expenses            (31,865)         (727)             0             0        (32,592)
Income from joint venture                                    248             0              0             0            248
                                                     -----------    ----------     ----------     ---------    -----------
Operating income before dividing with Pro-Fac              1,900        13,799           (131)          131         15,699
Interest (expense)/income                                (21,419)        2,632              0             0        (18,787)
                                                     -----------    ----------     ----------     ---------    -----------
Pretax (loss)/income before dividing with Pro-Fac        (19,519)       16,431           (131)          131         (3,088)
Pro-Fac share of loss                                      2,256             0              0             0          2,256
                                                     -----------    ----------     ----------     ---------    -----------
Pretax (loss)/income before discontinued operations      (17,263)       16,431           (131)          131           (832)
Tax benefit/(provision)                                    6,331        (5,837)          (127)            0            367
                                                     -----------    ----------     ----------     ---------    -----------
Income/(loss) before discontinued operations             (10,932)       10,594           (258)          131           (465)
Discontinued operations (net of a tax
  benefit of $627)                                          (797)            0              0             0           (797)
                                                     -----------    ----------     ----------     ---------    -----------
Net (loss)/income                                    $   (11,729)   $   10,594     $     (258)    $     131    $    (1,262)
                                                     ===========    ==========     ==========     =========    ===========

                                                                                   Predecessor
                                                                              Statement of Cash Flows
                                                                      Three Months Ended September 29, 2001
                                                     ---------------------------------------------------------------------
                                                       Agrilink      Guarantor    Non-Guarantor  Eliminating
                                                      Foods, Inc.  Subsidiaries    Subsidiaries    Entries    Consolidated
                                                      -----------  ------------   -------------  -----------  ------------
(Dollars in Thousands)

Cash Flows From Operating Activities:
   Net (loss)/income                                    $(11,729)   $   10,594      $    (258)  $       131    $    (1,262)
   Adjustments to reconcile net (loss)/income to net
     cash (used in)/provided by operating activities -
       Depreciation                                        7,450           136             77             0          7,663
       Amortization of certain intangible assets             296             0              0             0            296
       Amortization of debt issue costs, amendment
         costs, debt discounts and premiums, and
         interest in-kind                                  1,355             0              0             0          1,355
       Equity in undistributed earnings of joint
         venture                                            (205)            0              0             0           (205)
       Change in working capital                        (120,765)      (10,697)         1,239          (131)      (130,354)
                                                     -----------     ---------     ----------    ----------    -----------
Net cash (used in)/provided by operating activities     (123,598)           33          1,058             0       (122,507)

Cash Flows From Investing Activities:
   Purchase of property, plant, and equipment             (3,516)            0              0             0         (3,516)
   Proceeds from disposals                                    20             0              0             0             20
   Advances to joint venture                              (1,106)            0              0             0         (1,106)
   Proceeds from investment in CoBank                      1,333             0              0             0          1,333
                                                     -----------     ---------     ----------    ----------    -----------
Net cash used in investing activities                     (3,269)            0              0             0         (3,269)

Cash Flows From Financing Activities:
   Net proceeds from old revolving credit facility       130,900             0              0             0        130,900
   Payments on long-term debt                             (2,998)            0              0             0         (2,998)
   Cash paid for debt amendments                          (1,694)            0              0             0         (1,694)
                                                     -----------     ---------     ----------    ----------    -----------
Net cash provided by financing activities                126,208             0              0             0        126,208
Net change in cash and cash equivalents                     (659)           33          1,058             0            432
Cash and cash equivalents at beginning of period           7,624            21             11             0          7,656
                                                     -----------     ---------     ----------    ----------    -----------
Cash and cash equivalents at end of period           $     6,965     $      54     $    1,069    $        0    $     8,088
                                                     ===========     =========     ==========    ==========    ===========

                                                                                     Predecessor
                                                                                    Balance Sheet
                                                                                    June 29, 2002
                                                     ---------------------------------------------------------------------
                                                       Agrilink      Guarantor    Non-Guarantor  Eliminating
                                                      Foods, Inc.  Subsidiaries    Subsidiaries    Entries    Consolidated
                                                      -----------  ------------   -------------  -----------  ------------
(Dollars in Thousands)

Assets
Current assets:
   Cash and cash equivalents                         $    14,243      $      121   $      322   $         0    $    14,686
   Accounts receivable, net                               73,055           2,945            0             0         76,000
   Inventories -
     Finished goods                                      264,411             223          136             0        264,770
     Raw materials and supplies                           26,193             623          159             0         26,975
                                                     -----------      ----------   ----------   -----------    -----------
       Total inventories                                 290,604             846          295             0        291,745

   Other current assets                                   55,839            (158)         257             0         55,938
                                                     -----------      ----------   ----------   -----------    -----------
       Total current assets                              433,741           3,754          874             0        438,369

Property, plant and equipment, net                       278,510           3,883        3,441             0        285,834
Investment in subsidiaries                               163,093               0            0      (163,093)             0
Goodwill and other intangible assets, net                 12,406          55,109            0             0         67,515
Other assets                                              65,777         103,655            0      (103,409)        66,023
                                                     -----------      ----------   ----------   -----------    -----------
       Total assets                                  $   953,527      $  166,401   $    4,315   $  (266,502)   $   857,741
                                                     ===========      ==========   ==========   ===========    ===========

Liabilities and Shareholder's Equity
Current liabilities:
   Current portion of long-term debt                 $    14,916      $        0   $        0   $         0    $    14,916
   Accounts payable                                       70,225             836          137             0         71,198
   Accrued interest                                        6,255               0            0             0          6,255
   Intercompany loans                                       (115)            275         (160)            0              0
   Other current liabilities                              43,319           5,712          823             0         49,854
                                                     -----------      ----------   ----------   -----------    -----------
       Total current liabilities                         134,600           6,823          800             0        142,223

Long-term debt                                           623,057               0            0             0        623,057
Other non-current liabilities                            134,855               0            0      (103,409)        31,446
                                                     -----------      ----------   ----------   -----------    -----------
       Total liabilities                                 892,512           6,823          800      (103,409)       796,726

Shareholder's equity                                      61,015         159,578        3,515      (163,093)        61,015
                                                     -----------      ----------   ----------   -----------    -----------
       Total liabilities and shareholder's equity    $   953,527      $  166,401   $    4,315   $  (266,502)   $   857,741
                                                     ===========      ==========   ==========   ===========    ===========

NOTE 10. OTHER MATTERS

Restructuring: On June 23, 2000, the Company sold its pickle business to Dean Pickle and Specialty Product Company. As part of the transaction, Agrilink Foods agreed to contract pack Nalley and Farman's pickle products for a period of two years, ending June 2002. In anticipation of the completion of this co-pack contract, the Company initiated restructuring activities for approximately 140 employees in that facility located in Tacoma, Washington. The total restructuring charge amounted to $1.1 million and was primarily comprised of employee termination benefits. As of September 28, 2002, $0.4 million remains unpaid for this activity and will be liquidated within the next six months.

Gain from Pension Curtailment: In September 2001, the Company made the decision to freeze benefits provided under its Master Salaried Retirement Plan. Under the provisions of SFAS No. 88, "Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits," these benefit changes resulted in the recognition of a $2.5 million net curtailment gain.

Legal Proceedings: On September 25, 2001, in the circuit court of Multnomah County, Oregon, Blue Line Farms commenced a class action suit against the Company, Pro-Fac Cooperative, Inc., Mr. Mike Shelby, and "Does" 1-50, representing directors, officers, and agents of the corporate defendants.

The complaint alleges (i) fraud in operating PF Acquisitions II, Inc., a former subsidiary of Pro-Fac, that conducted business under the name of AgriFrozen Foods ("AgriFrozen"); (ii) breach of fiduciary duty in operating AgriFrozen;
(iii) negligent misrepresentation in operating AgriFrozen; (iv) breach of contract against Pro-Fac; (v) breach of good faith and fair dealing against Pro-Fac; (vi) conversion against Pro-Fac and the Company; (vii) intentional interference with a contract against the Company; and (viii) statutory Oregon securities law violations against Pro-Fac and separately against Mr. Shelby. The complaint has since been amended to eliminate "Does" 1-50 as parties. The matter is currently in federal district court in Oregon pending a decision by the federal district court as to whether the matter should be remanded to the state circuit court.

The relief sought includes (i) a demand for an accounting; (ii) injunctive relief to compel the disclosure of documents; (iii) certification of the class;
(iv) damages of $50.0 million; (v) prejudgment and post-judgment interest; and
(vi) an award of costs and expenses including expert fees and attorney's fees.

Management believes this case is without merit and intends to defend vigorously its position.

The Unit Purchase Agreement for the Transaction contains specific provisions concerning the Blue Line Farms matter and other AgriFrozen related litigation of Agrilink Foods. These provisions address the sharing of defense costs, as well as judgment and settlement costs, between Agrilink Foods and Pro-Fac. On an annual basis, Agrilink Foods has agreed to bear responsibility for the first $300,000 of defense costs. In addition, Agrilink Foods agrees to bear responsibility for one-half of defense costs in excess of $300,000 and for one-half of judgment and settlement costs, subject to an aggregate cap of $3.0 million after which Pro-Fac is responsible for all costs. These provisions regarding a sharing of costs apply specifically to the Blue Line Farms matter, and the Seifer Trust matter, pending before the bankruptcy court in Eugene, Oregon concerning a priority of lien issue. These provisions do not apply to other AgriFrozen related litigation, the responsibility for which is entirely with Pro-Fac.